Exhibit 4.1
EXECUTION COPY
September 16, 2008
National City Bank
1900 East Ninth Street
Cleveland, Ohio 44114
Attention: Corporate Trust Department
Mellon Investor Services LLC
MCSC AIM 154-0690, 500 Ross Street
Pittsburgh, Pennsylvania 15262
Attention: Mitzi Brinkman

Re:	Notice of Removal of Rights Agent and Appointment of Successor Rights Agent and Amendment No. 1 to the Rights Agreement (this “Notice and Amendment”)
Ladies and Gentlemen:
     1. Pursuant to Section 21 of the Rights Agreement, dated as of January 31, 2000, by and between Olympic Steel, Inc. (the “Company”) and National City Bank (“National City”), the Company hereby provides notice of National City’s removal as Rights Agent pursuant to the Rights Agreement, and National City hereby accepts and agrees to such removal and waives the time periods, notice and other delivery or similar requirements for its removal as Rights Agent pursuant to the Rights Agreement by its countersignature to this Notice and Amendment in the space provided below.
     2. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints Mellon Investor Services LLC (“Mellon”) as successor Rights Agent pursuant to the Rights Agreement, to act as agent for the Company in accordance with the terms and conditions of the Rights Agreement, and Mellon hereby accepts such appointment, effective immediately, and hereby certifies that it complies with the requirements of a successor Rights Agent set forth in Section 21 of the Rights Agreement, by its countersignature to this Notice and Amendment in the space provided below.
     3. Pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the last two sentences of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares. Accordingly, pursuant to Section 27 of the Rights Agreement, the Company, by resolution adopted by its Board of Directors, and Mellon hereby amend the Rights Agreement as follows:
          (a) Section 1(d) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     “(d) “BUSINESS DAY” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Ohio, the State of New York or the State of New Jersey (or such other state in which the principal office of the Rights Agent is located) are authorized or obligated by law or executive order to close.”
          (b) Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(q) “PERSON” means any individual, firm, corporation, limited liability company, partnership, trust or other legal entity, and includes any successor (by merger or otherwise) of such entity.”
          (c) Section 1(s) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
          “(s) “PURCHASE PRICE” means initially $170 per one one-hundredth of a Preferred Share, subject to adjustment from time to time as provided in this Agreement.”
          (d) Section 1(bb) of the Rights Agreement is hereby amended by deleting the phrase “corporation or other legal entity” and replacing it with the word “Person” on the second and fifth lines.
          (e) Section 2 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment and hereby certifies that it complies with the requirements of a successor Rights Agent set forth in Section 21. The Company may from time to time act as co-rights agent or appoint such co-rights agents as it may deem necessary or desirable. Any actions which may be taken by the Rights Agent pursuant to the terms of this Agreement may be taken by any such co-rights agent. To the extent that any co-rights agent takes any action pursuant to this Agreement, such co-rights agent will be entitled to all of the rights and protections of, and subject to all of the applicable duties and obligations imposed upon, the Rights Agent pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Rights Agent will have no duty to supervise, and shall in no event be liable for, the acts or omissions of any co-rights agent.”
          (f) Section 3(d) of the Rights Agreement is hereby amended by inserting the phrase “and provided with all necessary information,” after the phrase “and the Rights Agent will, if requested,”.

          (g) Section 4 of the Rights Agreement is hereby amended by inserting the phrase “(but which do not affect the rights, duties or responsibilities of the Rights Agent)” after the phrase “as the Company may deem appropriate”.
          (h) Section 5(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) Following the Distribution Date, and receipt by the Rights Agent of notice to that effect and all other necessary information, the Rights Agent will keep or cause to be kept, at the principal office of the Rights Agent designated for such purpose and at such other offices as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or any transaction reporting system on which the Rights may from time to time be listed or quoted, books for registration and transfer of the Right Certificates issued hereunder. Such books will show the names and addresses of the respective holders of the Right Certificates and the number of Rights evidenced on its face by each of the Right Certificates.”
          (i) Section 6(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Subject to the provisions of Sections 7(d) and 14, at any time after the Close of Business on the Distribution Date and prior to the Expiration Date, any Right Certificate or Right Certificates representing exercisable Rights may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share (or other securities, as the case may be) as the Right Certificate or Right Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any such Right Certificate or Rights Certificates must make such request in a writing delivered to the Rights Agent and must surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the principal office of the Rights Agent designated for such purpose. The Rights Certificates are transferable only on the registry books of the Rights Agent. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall (i) have completed and signed the certificate contained in the form of assignment on the reverse side of such Right Certificate, (ii) shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request and (iii) paid a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates. Thereupon or as promptly as practicable thereafter, subject to the provisions of Sections 7(d) and 14, the Company will prepare, execute and deliver to the Rights Agent, and the Rights Agent will countersign and deliver, a Right Certificate or Right Certificates, as the case may be, as so requested. The Rights Agent shall have no duty or obligation under any Section of this Agreement requiring the payment of taxes and/or governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.”
          (j) Section 6(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and, if requested by the Company or the Rights Agent, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will prepare, execute and deliver a new Right Certificate of like tenor to the Rights Agent and the Rights Agent will countersign and deliver such new Right Certificate to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.”
          (k) Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date and prior to the Expiration Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed and properly completed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment in cash, in lawful money of the United States of America by certified check or bank draft payable to the order of the Company, equal to the sum of (i) the exercise price for the total number of securities as to which such surrendered Rights are exercised and (ii) an amount equal to any applicable tax or governmental charge required to be paid by the holder of such Right Certificate in accordance with the provisions of Section 9(d).”
          (l) Section 7(b) of the Rights Agreement is hereby amended by inserting the phrase “and properly completed,” after the phrase “purchase duly executed”.
          (m) Section 7(b) of the Rights Agreement is hereby further amended by inserting the phrase “subject to Section 20(k) hereof,” after the phrase “accompanied by payment as described above,”.
          (n) Section 7(b) of the Rights Agreement is hereby further amended so that any and all references to “appropriate” are hereby deleted and substituted therefor “required”.
          (o) Section 7(d) of the Rights Agreement is hereby amended by inserting the phrase “the Rights Agent or” after the phrase “or Affiliates or Associates thereof as”.

          (p) Section 9(d) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “(d) It will pay when due and payable any and all taxes and governmental charges that may be payable in respect of the issuance or delivery of the Right Certificates and of any certificates representing securities issued upon the exercise of Rights; PROVIDED, HOWEVER, that the Company will not be required to pay any tax or governmental charge which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts representing securities issued upon the exercise of Rights in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise, or to issue or deliver any certificates or depositary receipts representing securities issued upon the exercise of any Rights until any such tax or governmental charge has been paid (any such tax or governmental charge being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s or the Right Agent’s reasonable satisfaction that no such tax or governmental charge is due.”
          (q) Section 9(e) of the Rights Agreement is hereby amended by inserting the following as the last sentence:
     “The Rights Agent may assume at any time, prior to the time that the Rights Agent receives notice stating that the exercisability of the Rights has been suspended or after the Rights Agent receives notice stating that a suspension is no longer in effect, that any Right exercised under any provision of this Agreement is permitted to be exercised hereunder and shall have no liability for acting in reliance upon such assumption.”
          (r) Section 10 of the Rights Agreement is hereby amended by deleting the phrase “(and all applicable transfer taxes) was made” and substituting the phrase “(and all applicable taxes and governmental charges) was duly made” in its place.
          (s) Section 11(a)(ii)(C) of the Rights Agreement is hereby amended by deleting the third sentence in its entirety and substituting therefor the following:
     “The Company will use all reasonable efforts to ensure that the provisions of this Section 11(a)(ii) are complied with, but neither the Company nor the Rights Agent will have any liability to any holder of Right Certificates or any other Person as a result of the Company’s failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder.”
          (t) Section 11(l) of the Rights Agreement is hereby amended by inserting the phrase “(with prompt notice thereof to the Rights Agent)” after the phrase “the Company may elect to defer”.

          (u) Section 12 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “12. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SECURITIES. Whenever an adjustment is made or any event affecting the Rights or their exercisability (including, without limitation, an event which causes Rights to become null and void) occurs as provided in Section 11 or Section 13, the Company will promptly (a) prepare a certificate setting forth such adjustment or describing such event and a brief, reasonably detailed statement of the facts, computations and methodology accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Preferred Shares and the Common Shares a copy of such certificate, and (c) if such adjustment is made after the Distribution Date, mail a brief summary of such adjustment to each holder of a Right Certificate in accordance with Section 26. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be obligated or responsible for calculating any adjustment nor shall it be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such a certificate. Any adjustment to be made pursuant to Sections 11 and 13 of this Agreement shall be effective as of the date of the event giving rise to such adjustment. Failure to give any notice or filing provided for in this Section 12 to any transfer agent or holder of a Right, or any defect therein, will not affect the legality of the adjustment.”
          (v) Section 14 of the Rights Agreement is hereby amended by inserting the following after Section 14(c):
     “(d) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.”
          (w) Section 15 of the Rights Agreement is hereby amended by deleting the phrase “under Section 18,” and substituting the phrase “under Section 18 and Section 20,” in its place.
          (x) Section 15 of the Rights Agreement is hereby further amended by deleting the last sentence in its entirety and substituting therefor with the following:

     “Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement by the Company and will be entitled to specific performance of the obligations under this Agreement, and injunctive relief against actual or threatened violations by the Company of the obligations of any Person subject to this Agreement.”
          (y) Sections 18(a) and (b) of the Rights Agreement are hereby amended and restated in their entirety to read as follows:
     “(a) The Company will pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company will also indemnify the Rights Agent for, and hold it harmless against, any and all loss, liability, claim, damage, judgment, fine, penalty, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of counsel) incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement, including, without limitation, the costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) of defending against any claim of liability arising therefrom, directly or indirectly. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.
     (b) The Rights Agent may conclusively rely upon and will be authorized and protected and will incur no liability for or in respect of any action taken, suffered, or omitted by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, in reliance upon any written instruction from the Company, Right Certificate or certificate evidencing Preferred Shares or Common Shares or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed, and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20.
     (c) The provisions of this Section 18 and Section 20 shall survive the expiration of the Rights and the termination of this Agreement, the exercise or expiration of the Rights and the designation, replacement or removal of the Rights Agent.”

          (z) Section 19(a) of the Rights Agreement is hereby amended so that any and all references to “corporation” are hereby deleted and substituted therefor with “Person”.
          (aa) Section 20 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “20. DUTIES OF RIGHTS AGENT. The Rights Agent undertakes only the duties and obligations expressly imposed by this Agreement (and no implied duties or obligations) upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, will be bound:
          (a) Before the Rights Agent acts or refrains from acting, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company or any employee of the Rights Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of, any action taken, suffered or omitted by it in accordance with such advice or opinion.
          (b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter (including, without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, the President, any Vice President, the Secretary or the Treasurer of the Company and delivered to the Rights Agent, and such certificate will be full and complete authorization and protection to the Rights Agent for, and the Rights Agent shall incur no liability for or in respect of, any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.
          (c) The Rights Agent will be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.
          (d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.
          (e) The Rights Agent will not be under any responsibility or have any liability in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant contained in this Agreement or in any Right Certificate; nor will it be responsible for any adjustment required under the provisions of Sections 11 or 13 (including any adjustment which results in Rights becoming null and void) or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment, upon which the Rights Agent may rely); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of stock or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any shares of stock or other securities will, when issued, be duly authorized, validly issued, fully paid and nonassessable.
          (f) The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
          (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed in good faith by the Rights Agent to be one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer, unless it has received notice from the Company to cease its reliance thereon.
          (h) The Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement. Nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.
          (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith, or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment decree or ruling of a court of competent jurisdiction). The Rights Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Right Certificates.
          (j) If, with respect to any Right Certificate surrendered to the Rights Agent for exercise, transfer, split up, combination or exchange, either (i) the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 or 2 thereof, or (ii) any other actual or suspected irregularity exists, the Rights Agent will not take any further action with respect to such requested exercise, transfer, split up, combination or exchange without first consulting with the Company, and will thereafter take further action with respect thereto only in accordance with the Company’s written instructions.
          (k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
          (l) The Company will promptly notify the Rights Agent of (i) any public announcement or determination made by the Company pursuant to this Agreement, (ii) any event or ownership that would prohibit the exercise or transfer of the Rights Certificates pursuant to this Agreement, and (iii) any date or event defined in this Agreement (including without limitation a Distribution Date, Expiration Date, Share Acquisition Date or Triggering Event). The Rights Agent shall not be required to take notice or be deemed to have any notice of any fact, event or determination (including, without limitation, any dates or events defined in this Agreement or the designation of any Person as an Acquiring Person, or an Affiliate or Associate thereof ) under this Agreement unless and until the Rights Agent shall be specifically notified by the Company of such fact, event or determination in accordance with Section 26, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.
          (m) The Company agrees to give the Rights Agent prompt written notice of any event or ownership which would prohibit the exercise or transfer of the Rights Certificates.”
          (bb) Section 21 of the Rights Agreement is hereby amended by inserting the phrase “known to the Rights Agent, as applicable,” after “each transfer agent of the Preferred Shares or the Common Shares”.
          (cc) Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence in its entirety and substituting therefor with the following:
     “Any successor Rights Agent, whether appointed by the Company or by such a court, will be (i) a Person organized and doing business under the laws of the United States or of any state of the United States so long as such corporation is authorized to do business as a banking institution in such state, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (ii) an Affiliate of such Person.”
          (dd) Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(a) Notices or demands authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent will be sufficiently given or made if made in writing and sent by first class mail, postage prepaid, and the Rights Agent recommends that any notice or demand authorized by this Agreement to be given or made by any holder of a Rights Certificate or the Company on the Rights Agent shall be sent or given by registered or certified mail, and shall be deemed given or made on receipt. The holders of Rights Certificates and the Company agree to assume the risk of giving notice or demand on the Rights Agent if given by any other means. Any such notice or demand shall be addressed (until another address is filed in writing with the Rights Agent) as follows:

Mellon Investor Services LLC
MCSC AIM 154-0690, 500 Ross Street
Pittsburgh, Pennsylvania 15262
Attention: Mitzi Brinkman

with a copy to:

Mellon Investor Services LLC 480
Washington Blvd, 29th Floor
Jersey City, New Jersey 07310

Attention: Legal Department”
     (b) Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company will be sufficiently given or made if made in writing and sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Olympic Steel, Inc.
5096 Richmond Road
Cleveland, Ohio 44146-1393
Attention: Michael D. Siegal,
Chairman & Chief Executive Officer

with a copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Christopher M. Kelly
     (c) Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate will be sufficiently given or made if made in writing and sent by first class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.
          (ee) Section 27 of the Rights Agreement is hereby amended by inserting the phrase “, but subject to the other provisions of this Section,” after each instance of the phrase “and the Rights Agent will if the Company so directs”.
          (ff) Section 30 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
     “30. GOVERNING LAW. This Agreement, each Right and each Right Certificate issued hereunder will be deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State; PROVIDED, HOWEVER, that all provisions regarding the rights, duties and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.”
          (gg) Section 31 of the Rights Agreement is hereby amended by inserting the following as the last sentence:

     “Notwithstanding anything in this Agreement to the contrary, if such excluded provisions shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon notice to the Company.”
          (hh) Section 33 of the Rights Agreement is hereby amended by inserting the following as the last sentence:
     “The Rights Agent is entitled always to assume that the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.”
          (ii) Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Notice and Amendment.
     4. Capitalized terms used without other definition in this Notice and Amendment shall be used as defined in the Rights Agreement.
     5. This Notice and Amendment will be deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State, except that all provisions regarding the rights, duties and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     6. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Notice and Amendment, but shall remain in full force and effect.
     7. This Notice and Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.
     8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to National City and to Mellon that this Notice and Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, this Notice and Amendment has been duly executed by the Company, National City and Mellon.

OLYMPIC STEEL, INC.

By:	/s/ Richard T. Marabito Name: Richard T. Marabito
Title: Chief Financial Officer

NATIONAL CITY BANK

By:	/s/ Sharon R. Boughter Name: Sharon R. Boughter
Title: Vice President

MELLON INVESTOR SERVICES LLC

By:	/s/ Mitzi Brinkman Name: Mitzi Brinkman
Title: Relationship Manager